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                                                                     Exhibit 5.1


               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                 April 5, 2001

InfoSpace, Inc.
601 108th Ave N.E.
Suite 1200
Bellevue, Washington  98004

  RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by InfoSpace, Inc. (the "Company") with the Securities and Exchange Commission on or about April 6, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 8,000,000 shares of the Company's common stock (the "Shares") to be issued upon exercise of stock options granted pursuant to the Restated 1996 Flexible Stock Incentive Plan (the "Plan"). As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   /s/ Wilson Sonsini Goodrich & Rosati P.C.

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation